Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between SpectraScience, Inc., a Minnesota corporation (the “Company”), and Michael Oliver (“Executive”), effective January 1, 2013 (the “Effective Date”).

RECITALS

WHEREAS, Executive currently is employed by SpectraScience as its President and Chief Executive Officer.

WHEREAS, the Company wishes to provide Executive with certain severance payments and benefits, as described below, to which Executive is not otherwise entitled, in exchange for the promises and restrictions described in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position. The Company will employ Executive as its President & Chief Executive Officer. In this position, Executive will serve the Company faithfully and to the best of Executive’s ability. Executive will devote his full business and professional time, attention and energies to the performance of Executive’s duties with the Company, and Executive agrees to comply with the Company’s policies, procedures, rules, regulations and programs. Executive may devote time to outside board or advisory positions as pre-approved by the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of such duties, consistent with Executive’s position within the Company, as will be reasonably assigned to Executive by the Board of Directors. Executive will be based in San Diego, California and will travel as needed, including to collaborator and partner locations, academic medical centers, banking and other conferences, and other locations as necessary or advisable in performance of Executive’s duties.

2. Term of Employment. Executive and the Company agree that Executive will be employed at-will and that Executive’s employment with the Company will continue until terminated pursuant to Section 5 of this Agreement.

3. Compensation. During Executive’s employment with the Company, the Company will provide Executive with the following compensation:

a. Base Salary. The Company will pay Executive a base salary of $325,000 per year, to be reviewed approximately annually by the Board and adjusted from time to time as determined by the Board in its discretion, and payable in accordance with the Company’s standard payroll policies, but no less frequently than monthly. Notwithstanding the foregoing, from the Effective Date of this Agreement until the closing of a round (or multiple rounds) of equity (or debt convertible into equity) financing resulting in gross proceeds to the Company in excess of $2,000,000 in any one transaction or $3,000,000 in the aggregate (a “Qualified Financing”), Executive will be paid a base salary of $225,000 per year, payable in accordance with the Company’s standard payroll policies, but no less frequently than monthly. Upon closing of the Qualified Financing, Executive’s rate of compensation will be increased to the $325,000 annualized rate described above and Executive will be paid a bonus equal to the difference between the base salary actually paid to Executive from the Effective Date of this Agreement until the closing of the Qualified Financing and the amount Executive would otherwise have been paid during such period at the $325,000 annualized rate, such bonus to be paid within 30 days of the closing of the Qualified Financing.

b. Annual Bonus. During Executive’s employment with the Company, Executive will be eligible to earn an annual bonus of up to fifty percent (50%) of Executive’s then-current base salary (prorated for partial years) for achievement of reasonable Company and individual performance-related goals to be defined by the Board. The exact payment terms of a bonus, if any, are to be set by the Compensation Committee of the Board of Directors (the “Compensation Committee”), as authorized by the Company’s Board of Directors in its sole discretion. To earn a bonus under this Section 3.b., Executive must be employed by the Company on the last day of the Company’s fiscal year. The bonus, if earned, will be paid within thirty (30) days after receipt by the Compensation Committee of the Company’s final year-end financial statements.

c. Taxes. All compensation and benefits provided by the Company to Executive (including but not limited to Executive’s base salary and annual bonus), will be subject to required and authorized deductions and withholdings.

4. Employee Benefits. During Executive’s employment with the Company, Executive will be entitled to participate in any employee benefit plans, health insurance plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans that the Company may from time to time have in effect for its executive-level employees. Executive’s participation will be subject to the terms of the applicable plan documents and applicable policies of the Company. Nothing in this Agreement will require the Company to adopt group insurance, employee benefit, and/or retirement plans or restrict the Company’s right to amend, modify, or terminate such plans at any time, including during Executive’s employment. Executive will be eligible for twenty (20) days of paid time off per full calendar year (prorated for partial years), in addition to standard holidays, in accordance with the Company’s policies in effect from time to time.

5. Termination. Executive’s employment by the Company will terminate as follows:

a. By mutual written agreement of the parties.

b. Automatically upon the death of Executive or the insolvency or bankruptcy of the Company.

c. By Executive without Good Reason or by the Company without Cause upon ninety (90) days’ written notice of termination.

d. By the Company with Cause immediately upon written notice of termination. For purposes of this Agreement, “Cause” will mean:

i.	Executive’s material breach of any material term of this Agreement or any other Agreement between the parties, failure to carry out his duties or good faith directives from the Company, or violation of the Company’s policies or procedures;

ii.	Any willful or deliberate misconduct;

iii.	Any act of fraud, embezzlement, dishonesty, misappropriation or breach of fiduciary duty by Executive relating to the Company or its agents, business partners, or stockholders; and

iv.	Executive’s commission of (A) a felony, or (B) a misdemeanor involving moral turpitude, whether or not against the Company and whether or not committed in the scope of Executive’s employment.

e. By Executive for Good Reason upon written notice to the Company, with a copy to the Board, within thirty (30) calendar days of the event constituting Good Reason. Upon receipt of such notice, the Company will have thirty (30) calendar days to cure such event. If the Company does not cure such event to the reasonable satisfaction of Executive within such thirty-day period, Executive must terminate within thirty (30) calendar days thereafter in order for Executive’s termination to be for Good Reason. For purposes of this Agreement, “Good Reason” will mean:

i.	The assignment of Executive to a position other than President & CEO without Executive’s consent and which results in a material diminution of Executive’s authority, duties, or responsibilities;

ii.	A material reduction by the Company of Executive’s Salary at any time without Executive’s consent;

iii.	Executive being required to relocate to an office location more than fifty (50) miles from Executive’s current office in San Diego, California. Should Executive be required and agree to relocate to an office location more than 50 miles from Executive’s current office in San Diego, California, all reasonable moving expenses to relocate Executive’s office and private residence will be paid for and billed directly to Company, with all reimbursements being requested and made within one (1) year after being incurred; or

iv.	Any other material breach by the Company of any material provision of this Agreement.

f. Except as provided in Section 7, after the effective date of termination, Executive will not be entitled to any compensation, bonuses, benefits, or payments whatsoever except for base salary earned through his last day of employment and any accrued benefits.

6. Pay in Lieu of Notice. If either the Company or Executive terminates Executive’s employment, the Company, in its discretion, may treat Executive’s termination as effective at any earlier date during any required notice period if Company continues to pay Executive’s then-current base salary for the unexpired portion of the applicable notice period.

7. Severance Pay and Benefits. If (1) Executive is involuntarily terminated by the Company without Cause or Executive terminates his employment for Good Reason, and (2) Executive executes (and does not rescind) a release of claims in a form supplied by the Company (the “Release”), then the Company will provide Executive the following severance pay and benefits:

a. Severance pay in an amount equal to twelve (12) months’ of Executive’s then current base salary, subject to required and authorized deductions and withholdings, which will be paid at regular payroll intervals over the course of the 12-month period immediately following the effective date of Executive’s termination and commencing upon the first scheduled payroll cycle immediately following the date the Release is executed and no longer subject to revocation (the “Separation Effective Date”). The first such cash payment will include payment of all amounts that otherwise would have been due prior to the Separation Effective Date had such payments commenced immediately upon the termination of Executive’s employment.

b. Provided Executive elects pursuant to COBRA to continue to participate in the Company’s group health and dental insurance plans, to pay COBRA premiums for health and dental insurance coverage under the plans for the 12-month period immediately following the effective date of the termination .. The Company will discontinue payments under this Section 7.b if and at such time as Executive is eligible to enroll in a new employer’s group health and/or dental programs, as applicable, and Executive agrees to promptly provide the Company notice if he becomes eligible to enroll in the group health and/or dental programs of a new employer. If the Company determines, in its sole discretion, that payment of the COBRA premiums under this Section 7.b would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums, the Company may instead elect to pay Executive on the first day of each month, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (the “Special Severance Payment”), for each remaining month during which Executive is entitled to receive payment of the COBRA premiums under this Section 7.b. Executive may, but is not obligated to, use the Special Severance Payment toward the cost of COBRA premiums. The Company has the right to modify or terminate its group insurance plans at any time and Executive will have the same right to participate in the Company’s group insurance plans only as is provided on an equivalent basis to the Company’s employees.

8. Change of Control.

a. If, within the 12-month period following a Change of Control, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, in addition to the severance obligations due to Executive under Section 7 above, an additional one hundred percent (100%) of the Executive’s then current salary less withholding taxes shall be paid on the date of termination and one hundred percent (100%) of any then-unvested shares under Company stock options then held by Executive will vest upon the date of such termination and the period of time for their exercise will be at the discretion of the Company, provided that no option will be exercisable after expiration of its original term. It may be necessary for Executive to exercise such shares on the day of Change in Control, and the Company will use its best efforts to provide Executive with a reasonable period of advance written notice in such event.

b. For purposes of this Agreement, “Change of Control” means:

i.	after the date hereof, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

ii.	the date of the consummation of a merger or consolidation of the Company with any other corporation or entity that has been approved by the stockholders of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

iii.	the date of the consummation of the sale or disposition of all or substantially all of the Company’s assets.

9. Confidentiality and Assignment of Inventions Agreement. In further consideration of the severance payments and benefits described in this Agreement, and as term and condition of Executive’s continued employment with the Company, Executive agrees to execute and abide by the terms of the Confidentiality and Assignment of Inventions Agreement attached hereto as Exhibit A.

10. Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the parties to this Agreement intend that this Agreement will satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively hereinafter referred to as “409A”) in a manner that will preclude the imposition of additional taxes and interest imposed under 409A. The parties agree that the Agreement will be amended (as determined by the Company in consultation with Executive) to the extent necessary to comply with 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of 409A, payment of such amounts will not commence until Executive incurs a Separation from Service, as defined under 409A). If, at the time of Executive’s termination of employment under this Agreement, Executive is a “specified employee” (within the meaning of 409A), any amounts that constitute “nonqualified deferred compensation” within the meaning of 409A that become payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Executive will be paid a lump sum equal to any payments delayed because of the preceding sentence. Thereafter, Executive will receive any remaining benefits as if there had not been an earlier delay. Each payment due under this Agreement is treated as a separate payment for purposes of Treasury Regulations Sections 1.409A-1(b)(4)(F) and 1.409A-2(b)(2).

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Minnesota.

12. Assignment. This Agreement will be assignable by the Company and the terms of this Agreement automatically will inure to the benefit of the Company and its successors and assigns.

13. Captions. The captions set forth in this Agreement are for convenience only and will not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

14. Entire Agreement. This Agreement incorporates the entire understanding between the parties as to its subject matter and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may not be canceled, modified, or otherwise changed except by another written agreement signed by Executive and the Chairman of the Board.

15. Waivers. The Company’s action in not enforcing a breach of any part of this Agreement will not prevent the Company from enforcing it as to the breach or any other breach of this Agreement. No waiver of this Agreement will be binding upon the Company unless agreed to in writing signed by the Chairman of the Board.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by a court, the Company and Executive agree that that part should be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part should be severed and the other parts of this Agreement will remain enforceable.

17. Notices. Any and all notices referred to herein will be deemed properly given only if in writing and delivered personally to the intended recipient, or the recipient’s home address in the case of Executive, or sent postage prepaid, by certified mail, to the party to whom notice is being given, as follows:

a.	To the Company, to the attention of the Board of Directors of the Company, at the Company’s administrative office or at such other address as the Company will specify in writing to Executive; or

b.	To Executive at his home address as it then appears on the records of the Company, it being the duty of Executive to keep the Company informed of a current home address at all times.

18. Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart will be deemed an original.

With the intention of being bound hereby, the parties have executed this Agreement as of the date set forth above.

EXECUTIVE

Dated: 10 Jan 2014	By:	/s/ Michael Oliver

SPECTRASCIENCE, INC.

Dated: 10 Jan 2014	By:	/s/ M McWilliams
Its: Chairman of the Board